Exhibit 10.31
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
          THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), dated as of December 31, 2008, between LIBBEY INC., a Delaware corporation (the “Company”), and GREGORY T. GESWEIN (the "Executive”).
          WHEREAS, the Company and the Executive previously entered into an Employment Agreement dated as of May 23, 2007 (the “May 2007 Agreement”) setting forth the terms and conditions upon which the Executive agreed to serve as an officer of the Company.
          WHEREAS, the Company and the Executive desire to amend the May 2007 Agreement in certain respects and, as so amended, to restate it in its entirety.
          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend and restate the May 2007 Agreement, effective January 1, 2009, to provide as follows:
     1. Term of Agreement. The term of this Agreement shall commence on January 1, 2009 and shall continue through December 31, 2009. Commencing on January 1, 2010 and each January 1 thereafter, the term of this Agreement shall be extended automatically for one additional year unless, on or before September 30 of the then-current term, the Company gives written notice to the Executive that the Company does not wish to extend this Agreement beyond the expiration of the then current term. For example, if the Company does not desire to renew this Agreement for the 2011 calendar year, the Company must, on or before September 30, 2010, give written notice to the Executive that the Company does not wish to extend the term of this Agreement for the 2011 calendar year. The Company’s employment of the Executive under this Agreement shall continue indefinitely during the term of this Agreement until terminated as provided in Section 4. Notwithstanding the foregoing, the term of this Agreement shall automatically end on the last day of the month in which the Executive reaches age 65.
     2. Position and Duties.
          (a) Position. The Executive hereby agrees to serve as an officer of the Company and to perform all duties assigned by the Company commensurate with his or her position. The Executive shall devote the Executive’s best efforts to the performance of services to the Company in accordance with the terms of this Agreement and as the Company reasonably may request.
          (b) Other Activities. While employed pursuant to this Agreement, the Executive shall not, other than in the performance of duties inherent in, and in furtherance of, the business of the Company, engage in any other business or commercial activity as an employee, consultant, or in any other capacity, whether or not any compensation is received therefore. Nothing in the preceding sentence shall prevent the Executive from (i) making and managing personal investments, (ii) performing occasional assistance to family members and friends, including but not limited to service as a director of a family-owned or private business enterprise, (iii) engaging in community and/or charitable activities, including without limitation service as a director, trustee or officer of an educational, welfare, social, religious or civic organization or charity, (iv) serving as a trustee or director or similar position of a public corporation or public business enterprise, but for only one such public corporation or public business enterprise at any one time, or (v) engaging in such other activities as are approved in writing by the Chief Executive Officer. The Executive shall refrain, however, from engaging in any of the acts described in clauses (i) — (v) of the preceding sentence to the extent that they singly or in the aggregate interfere with the proper performance of the Executive’s duties and responsibilities to the Company or are inconsistent with Section 9 of this Agreement.
     3. Compensation. In consideration of the performance of his duties under this Agreement, the Executive shall be entitled to receive the salary, bonus and benefits set forth on Schedule 1. All amounts payable to the Executive under this Section 3 shall be paid in accordance with the Company’s benefit plans and programs and regular payroll practices (e.g., timing of payments and standard employee deductions, such as income and employment tax withholdings, medical benefit contributions and parking fees, among others). No additional compensation shall be payable to the Executive by reason of the number of hours worked or any hours worked on Saturdays, Sundays or holidays, by reason of special responsibilities assumed (whether on behalf of the Company or any of its subsidiaries or affiliates), special projects completed, or otherwise. The Executive’s compensation shall be reviewed by the Chief Executive Officer, the Board or the Compensation Committee of the Board (the “Compensation Committee”) periodically for possible merit increases and other changes as such reviewer deems appropriate.
     4. Termination of Employment. Either party may terminate the Executive’s employment under this Agreement at any time and for any reason, without advance notice. However:
          (a) Termination for Cause. If the Company terminates the Executive’s employment for Cause, then the Company shall pay to the Executive his base salary, through the Date of Termination (as defined in Section 4(g) of this Agreement) at the rate in effect at the time the Company provides the Notice of Termination (as defined in Section 4(f)). The Company also shall pay to the Executive all other amounts and benefits to which the Executive is entitled under any pension plan, retirement savings plan, equity participation plan, stock purchase plan, medical benefits and other benefits of the Company or provided by law. The Company shall have no further obligations to the Executive under this Agreement. Without waiving any rights the Company may have hereunder or otherwise, the Company expressly reserves its rights to proceed against the Executive for damages in connection with any claim or cause of action that the Company may have arising out of or related to the Executive’s employment hereunder. “Cause” means (i) the Executive’s willful and continued failure (other than as a result of incapacity due to physical or mental illness or after the Executive issues a Notice of Termination for Good Reason (as defined in Section 4(d)) to substantially perform the Executive’s duties, after the Board delivers to the Executive a written demand for substantial performance that specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, (ii) the Executive’s willful and continued failure (other than as a result of incapacity due to physical or mental illness or after the Executive’s issuance of a Notice of Termination for Good Reason) to substantially follow and comply with the specific and lawful directives of the Board, as reasonably determined by the Board, after the Board delivers to the Executive a written demand for substantial performance that specifically identifies the manner in which the Board believes that the Executive has not substantially followed or complied with the directives of the Board, (iii) the Executive’s willful commission of an act of fraud or dishonesty that results in material economic or financial injury to the Company, or (iv) the Executive’s willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company. For purposes of this Section 4(a), no act, or failure to act, shall be deemed “willful” unless the Executive’s commission of the act or failure to act is not in good faith. In any event, the Company may not terminate the Executive for Cause unless and until the Company has delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board (after reasonable notice to the Executive, an opportunity for the Executive, together with counsel, to be heard before the Board and a reasonable opportunity to cure), finding, in the Board’s good faith opinion, that the Executive engaged in any of the conduct set forth above in clauses (i) through (iv) of the definition of “Cause” and specifying in reasonable detail the particulars of the conduct at issue.
          (b) Death. If the Executive is by the Company pursuant to this Agreement at the time of the Executive’s death, then the Executive’s employment shall be terminated automatically concurrently with his death. In that event, the Company shall pay to the Executive’s estate, within sixty (60) days after the Company receives written notice of appointment of a personal representative (on behalf of the Executive’s estate), the amount set forth in clauses (i) through (iii) of Section 5(a), plus all other amounts and benefits to which the Executive is entitled under any pension plan, retirement savings plan, equity participation plan, stock purchase plan, medical benefits and other benefits of the Company or provided by law. Company shall have no further obligations to the Executive’s estate under this Agreement.
          (c) Permanent Disability. If the Company terminates the Executive’s employment due to the Executive’s Permanent Disability, the Company shall pay to the Executive base salary, in accordance with the Company’s normal payroll practices, through the Date of Termination at the rate in effect at the time the Company gives the Executive Notice of Termination. The Company also shall pay to the Executive all other amounts and benefits to which the Executive is entitled under any pension plan, retirement savings plan, equity participation plan, stock purchase plan, long-term disability policy, medical benefits and other benefits of the Company or provided by law. Company shall have no further obligations to the Executive’s estate under this Agreement. For purposes of this Agreement, “Permanent Disability” means any incapacity due to physical or mental illness as a result of which the Executive is absent from the full-time performance of his duties with the Company for six (6) consecutive months and does not return to the full-time performance of his duties within thirty (30) days after the Company gives Notice of Termination to the Executive.
          (d) Termination Without Cause or For Good Reason. If the Company terminates the Executive’s employment without Cause or the Executive terminates his employment for “Good Reason” (other than on account of death or Permanent Disability), the Executive shall be entitled to the compensation, vesting and benefits as described in Section 5(b) below. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events unless they are fully corrected (provided such circumstances are capable of correction) prior to the Date of Termination:
     (i) The Executive ceases to be an Officer of the Company reporting to another Officer;
     (ii) The Executive’s Base Salary is reduced by a greater percentage than the reduction applicable to any other Officer;

     (iii) There is a reduction in the annual incentive compensation opportunity or Equity Compensation (as defined in Section 5(b)(iii)(A) below) opportunity (i.e., percentage of the Executive’s base salary represented by awards of Equity Compensation of any type) established for the position held by the Executive and the reduction is not applied in the same or similar manner to all other executive officers;
     (iv) There is a reduction or elimination of an executive benefit or an employee benefit and the reduction is not applicable to all other Officers in the same or similar manner;
     (v) There is a material breach of this Agreement by the Company and the Company does not remedy it prior to the expiration of thirty (30) days after receipt of written notice of the breach given by the Executive to the Company;
     (vi) The Company exercises its right not to extend the term of this Agreement beyond the then current term, unless the Company concurrently exercises its right not to renew the employment agreements in effect with respect to (A) the then-current Chief Executive Officer of the Company and (B)(i) the then-current Chief Operating Officer of the Company or (ii) if the Company has appointed one or more Presidents and the position of Chief Operating Officer is unfilled, the then-current President(s). If however, at the time that the Company gives notice of non-renewal to the Executive, John F. Meier has ceased to serve the Company as Chief Executive Officer and there is no written employment agreement in effect with respect to the individual selected to replace Mr. Meier as Chief Executive Officer on either an interim or permanent basis, then the giving of notice of non-renewal to the Executive shall constitute “Good Reason.” For purposes of this Section 4 (d)(6), the term “employment agreements” does not include the Letter Agreement (as defined in Section 11(n)) or similar agreements relating to a change in control of the Company.
If the Executive does not deliver to the Chief Executive Officer, within ninety (90) days after the date on which the Executive knew or should have known of the Good Reason event, written notice specifying in reasonable detail the particulars giving rise to the Good Reason Event, the Executive shall be deemed conclusively to have waived that particular Good Reason Event (but not any subsequent Good Reason Event) even if the Executive’s failure to give timely notice of the Good Reason event is a result of the Executive’s incapacity due to physical or mental illness.
          (e) Termination by Resignation or Retirement. If the Executive terminates his employment by resigning or retiring, other than at the written request of the Company or for Good Reason, the Company shall pay the Executive base salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given. In addition, the Company shall pay or provide to the Executive all other amounts and benefits to which the Executive is entitled under any compensation plan or practice of the Company, pension plan, retirement savings plan, equity participation plan, stock purchase plan, medical benefits and other benefits of the Company or provided by law, at the time such payments are due. The Company shall have no further obligations to the Executive under this Agreement.

          (f) Notice of Termination. A party who purports to terminate the Executive’s employment (other than as a result of death or as a result of resignation or retirement that is not at the written request of the Company and is not for Good Reason) shall provide to the other party Notice of Termination in accordance with Section 4. “Notice of Termination” means a written notice that indicates the specific termination provision in this Agreement upon which the terminating party is relying and that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.
          (g) Date of Termination, Etc. “Date of Termination” means the date on which the Executive incurs a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
     5. Compensation upon Termination.
          (a) Death. If the Executive’s employment with the Company is terminated by reason of the Executive’s death, the Executive’s estate shall be entitled to the following:
     (i) Payment of the Executive’s base salary accrued through the Date of Termination;
     (ii) Payment of the Executive’s incentive compensation under all plans in effect at the Date of Termination paid at target but prorated over the period of each applicable plan through the Date of Termination;
     (iii) One (1) times the sum of the Executive’s annual base salary at the then current rate in effect as of the Date of Termination payable in one (1) lump-sum payment;
     (iv) Continuation of the Executive’s medical, prescription drug, dental and vision benefits (collectively, “Medical Insurance Benefits”) for the Executive’s covered dependents for a period of twelve (12) months following the Date of Termination. On or about January 31 of the first full calendar year after the Date of Termination, and on each anniversary thereof for each year during which the Executive’s dependents are eligible for coverage pursuant to this Section 5(a)(iv), the Executive’s dependents shall pay the cost, on an after-tax basis, for the continued Medical Insurance Benefits, and concurrently therewith the Company will make a payment to the Executive’s dependents such that, after payment of all taxes incurred by the Executive’s dependents as a result of their receipt of the Medical Insurance Benefits and payment by the Company, the Executive’s dependents will retain an amount equal to the amount they paid during the immediately preceding calendar year for the Medical Insurance Benefits; and
     (v) Awards to the Executive pursuant to any Equity Compensation plan of the Company shall vest immediately as of the Date of Termination and, if applicable, be exercisable for a period of three years following the Date of Termination or for such longer period following the Date of Termination specified by the award granted to the Executive; provided however, that nothing in this Agreement shall act to extend the term of any Equity Compensation award and no Equity Compensation award that has an option feature (i.e., a feature that requires that the grantee take an affirmative action to obtain the benefit of the award) may be exercised after the expiration of the term of the award specified in the award granted to the Executive.
        (b) Termination for Permanent Disability, Without Cause or for Good Reason. If the Company terminates the Executive’s employment for Permanent Disability or without Cause, or the Executive terminates his employment for Good Reason (other than as a result of the Executive’s death or Permanent Disability), the Executive shall be entitled to the following:
     (i) Payment, not later than five (5) business days after the Date of Termination, of the Executive’s base salary accrued through the Date of Termination;
     (ii) With respect to the Executive’s annual incentive compensation opportunity during the year in which the Date of Termination occurs, payment of an amount equal to the Executive’s target award, prorated through the Date of Termination; provided, however, that in any event the amount payable pursuant to this clause shall not be less than 50% of the Executive’s target award. The amount payable pursuant to this clause shall be paid, subject to Section 5(c), between January 1 and March 15 of the year following the year in which the Date of Termination occurs;
     (iii) If the Executive is eligible under any “performance-based” equity Compensation plans (as defined below) as of the date on which Notice of Termination is given, payment of the applicable Equity Compensation (or, in the Compensation Committee’s discretion, cash equal in value to the applicable Equity Compensation) actually earned for each performance cycle during which the Date of Termination occurs, but prorated through the Date of Termination. The amount required to be paid pursuant to this clause (iii) shall be paid, subject to Section 5(c), between January 1 and March 15 of the year following the end of each applicable performance cycle. For purposes of this Agreement, the following terms have the meanings given them below:
          (A) “Equity Compensation” means shares of common stock, whether or not restricted, restricted stock units, performance shares, performance units, stock options, stock appreciation rights and/ or any other equity-based or equity-related award.
          (B) A compensation plan shall be deemed a “performance-based equity compensation plan” if the plan provides that Equity Compensation may be earned pursuant to the plan and the plan provides that the amount of, or the entitlement to, the Equity Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by the date not later than ninety (90) days after the commencement of the performance period, provided that the outcome is substantially uncertain at the time the criteria are established. A performance-based equity compensation plan also may provide for payments based upon subjective performance criteria, provided that—
          (1) The subjective performance criteria are bona fide and relate to the performance of the Executive, a group of employees that includes the Executive, or a business unit for which the Executive provides services (which may include the entire Company); and
          (2) The determination that any subjective performance criteria have been met is not made by the Executive or a family member of the Executive, or a person under the effective control of the Executive or such a family member, and no amount of the compensation of the person making the determination is effectively controlled in whole or in part by the Executive or such a family member;
     (iv) A lump sum payment equal to two (2) times the sum of (A) Executive’s annual Base Compensation at the rate in effect on the date on which Notice of Termination is given and (B) the Executive’s target annual incentive compensation opportunity at the time the Notice of Termination is given. The amount required to be paid pursuant to this clause (iv) shall be paid, subject to Section 5(c), not later than five (5) business days after the Date of Termination;
     (v) Continuation of the Executive’s medical, prescription drug, dental and life insurance benefits (collectively, “Insurance Benefits”) for a period of twenty-four (24) months following the Date of Termination. On or about January 31 of the first full calendar year after the Date of Termination, and on each anniversary thereof for each year during which the Executive is eligible for coverage pursuant to this Section 5(a)(v), Executive shall pay the cost, on an after-tax basis, for the continued Insurance Benefits, and concurrently therewith the Company will make a payment to the Executive such that, after payment of all taxes incurred by the Executive as a result of his receipt of the Insurance Benefits and payment by the Company, the Executive will retain an amount equal to the amount the Executive paid during the immediately preceding calendar year for the Insurance Benefits; and
     (vi) Any awards of Equity Compensation (other than “performance-based” Equity Compensation”) that have been granted to the Executive and that have not vested as of the Date of Termination shall vest immediately on the Date of Termination. To the extent that any such awards (such as stock options or stock appreciation rights) contain an option feature (i.e., a feature that requires that the grantee take an affirmative action in order to obtain the benefit of the award), they shall be exercisable for a period of three years following the Date of Termination or for such longer period following the Date of Termination as is specified in the award agreements governing the award(s). However, the immediately preceding sentence shall not be deemed to extend the term of any award of Equity Compensation that, by the terms of the agreement governing it, is scheduled to expire unless exercised prior to the expiration of the three (3) year period referred to in the immediately preceding sentence.

          (c) Payments. Payment of benefits under Section 5(a) is subject to reasonable evidence of authority to act for the decedent’s estate. Payment of benefits under clauses (ii), (iii), (iv), (v) and (vi) of Section 5(b) is conditioned on the release provided under Section 5(d) becoming effective. Except as otherwise provided in this Agreement, all payments under this Agreement shall be subject to applicable withholdings. Notwithstanding any provisions of this Section 5 to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A of the Code and determined pursuant to policies adopted by the Company) on the Executive’s Date of Termination, amounts that otherwise would be payable, pursuant to clauses (ii), (iii), (iv), (v) and (vi) of Section 5(b) of this Agreement (as well as any other payment or benefit that the Executive is entitled to receive upon the Executive’s separation from service that would be considered to be deferred compensation under Section 409A of the Code), during the six (6) month period immediately following the Date of Termination (the “Delayed Payments”) will instead be paid or made available on the earlier of (i) the first day of the seventh month following the Executive’s Date of Termination and (ii) the Executive’s death (the applicable date, the “Initial Payment Date”). Continuation of benefits under Section 5(a)(iv) or 5(b)(vi), shall be in addition to and not concurrent with any continuation rights Executive may have under the Consolidated Omnibus Budget Reconciliation Act of 1985, or similar state law.
          (d) Release. Payment of any amount to and the provision of any benefits to, or on behalf of, the Executive pursuant to any of clauses (ii), (iii), (iv), (v) and (vi) of Section 5(b) of this Agreement and Executive’s acceptance of such amounts shall be conditioned on the Executive’s execution and delivery to the Company, no later than sixty (60) days after the Date of Termination, of a general waiver and release of claims in the form attached hereto as Exhibit A or in such other form as the Company may reasonably request to provide a complete release of all claims and causes of action the Executive or the Executive’s estate may have against the Company, except claims and causes of action arising out of, or related to, the obligations of the Company pursuant to this Agreement and Claims (as defined in Exhibit A) for vested benefits under any pension plan, retirement plan and savings plan, rights under any Equity Compensation plan and stock purchase plan and rights to continuation of medical care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 and any similar state law.
          (e) No Offset for Benefits. There shall be no offset to any compensation or other benefits otherwise payable to, or on behalf of, the Executive pursuant to the terms of Section 5 of this Agreement as a result of the receipt by Executive of any pension, retirement or other benefit payments (including, but not limited to, accrued vacation) except as provided by Section 11(n).
          (f) Excise Tax.
     (i) Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment or distribution to the Executive or for the Executive’s benefit (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement or otherwise (the “Payment”) would be subject to the excise tax imposed by section 4999 of the Code or any successor provision (the “Excise Tax”), then the Executive shall be entitled to receive from the Company an additional payment (the “Gross-Up Payment”) in an amount such that the net amount of the Payment and the Gross-Up Payment retained by the Executive after the calculation and deduction of all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the payment and all federal, state and local income tax, employment tax and Excise Tax (including any interest or penalties imposed with respect to such taxes) on the Gross-Up Payment provided for in this Section 5(g), and taking into account any lost or reduced tax deductions on account of the Gross-Up Payment, shall be equal to the Payment;
     (ii) Notwithstanding any provision of this Agreement to the contrary, but giving effect to any redetermination of the amount of Gross-Up payments otherwise required by this Section 5(f), if but for this sentence the Company would be obligated to make a Gross-Up Payment to the Executive, and the aggregate “present value” of the “parachute payments” to be paid or provided to the Executive under this Agreement or otherwise does not exceed 1.10 multiplied by three times the Executive’s “base amount,” then the payments and benefits to be paid or provided under this Agreement will be reduced (or repaid to the Company, if previously paid or provided) to the minimum extent necessary so that no portion of any payment or benefit to the Executive, as so reduced or repaid, constitutes an “excess parachute payment.” For purposes of this Section 5(f)(ii), the terms “excess parachute payment,” “present value,” “parachute payment,” and “base amount” have the meanings assigned to them by Section 280G of the Code. The determination of whether any reduction in or repayment of such payments or benefits to be provided under this Agreement is required pursuant to this Section 5(f)(ii) will be made at the expense of the Company, if requested by the Executive or the Company, by the Accountants (as defined in Section 5(f)(iii)). Appropriate adjustments will be made to amounts previously paid to the Executive, or to amounts not paid pursuant to this Section 5(f)(ii), as the case may be, to reflect properly a subsequent determination that the Executive owes more or less Excise Tax than the amount previously determined to be due. If a Payment intended to be provided under the Agreement is required to be reduced pursuant to this Section 5(f)(ii), the payments shall be reduced in the following order of priority: payments pursuant to Section 5(b)(iv), payments pursuant to Section 5(b)(v) and payments pursuant to Section 5(b)(ii), with any Equity Compensation having an option feature being the last payments to be subject to reduction.
     (iii) All determinations required to be made under this Section 5, including whether and when the Gross-Up Payment is required and the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determinations, shall be made in good faith by the Accountants (as defined below), which shall provide the Executive and the Company with detailed supporting calculations with respect to such Gross-Up Payment within fifteen (15) business days of the receipt of notice from the Executive or the Company that has received or will receive a Payment. For the purposes of this Section 5(f), the “Accountants” shall mean the Company’s independent certified public accountants serving immediately prior to the change in control that with other events results in the imposition of the Excise Tax. If the Accountants are also serving as accountant or auditor for the individual, entity or group effecting a change in control that with other events results in the imposition of the Excise Tax, the Company shall appoint another recognized public accounting firm to make the determinations required hereunder (which accounting firm shall also be referred to herein as the “Accountants”). All fees and expenses of the Accountants shall be borne solely by the Company. For the purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, such Payments will be treated as “parachute payments” within the meaning of section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that in the opinion of the Accountants such Payments (in whole or in part) either do not constitute “parachute payments” or represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4) of the Code) in excess of the “base amount,” or such “parachute payments” are otherwise not subject to such Excise Tax. For purposes of calculating whether the Excise Tax is applicable and determining the amount of the Gross-Up Payment, (A) to the extent not otherwise specified herein, reasonable assumptions and approximations may be made, (B) good faith interpretations of the Code may be relied upon and (C) the Executive shall be deemed to pay Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of the Executive’s adjusted gross income), and to have otherwise allowable deductions for Federal, state and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-Up Payment in the Executive’s adjusted gross income. Any determination by the Accountants shall be binding upon the Company and the Executive. As a result of uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that the Gross-Up Payment made will have been an amount less than the Company should have paid pursuant to this Section 5(f) (the “Underpayment”). If the Company exhausts its remedies pursuant to Section 5(f) and the Executive is required to make a payment of any Excise Tax, the Underpayment shall be promptly paid by the Company to the Executive or for his benefit; and
     (iv) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
          (A) give the Company any information reasonably requested by the Company relating to such claim;

          (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;
          (C) cooperate with the Company in good faith in order to effectively contest such claim; and
          (D) permit the Company to participate in any proceedings relating to such claims; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify the Executive for and hold the Executive harmless from, on an after-tax basis, any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of all related costs and expenses. Without limiting the foregoing provisions of this Section 5(f), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify the Executive for and hold the Executive harmless from, on an after-tax basis, any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance (including as a result of any forgiveness by the Company of such advance); provided, further, that any extension of the statute of limitations relating to the payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
     (v) Notwithstanding any other provision of this Section 5(f) to the contrary and subject to Section 5(c), all taxes and expenses described in this Section 5(f) shall be paid or reimbursed within five (5) business days after the Executive submits evidence of incurrence of such taxes and/or expenses, provided that in all events such reimbursement will be made no later than the end of the year following the year in which the applicable taxes are remitted or, in the case of reimbursement of expenses incurred due to a tax audit or litigation to which there is no remittance of taxes, no later than the end of the year following the year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation in accordance with Treasury Regulation Section 1.409A-3(i)(1)(v). Each provision of reimbursements pursuant to this Section 5(f) shall be considered a separate payment and not one of a series of payments for purposes of Section 409A. Any expense reimbursed by the Company in one taxable year in no event will affect the amount of expenses required to be reimbursed or in-kind benefits required to be provided by the Company in any other taxable year.
     6. Termination Obligations.
          (a) The Executive hereby acknowledges and agrees that all personal property and equipment furnished to or prepared by the Executive in the course of or incident to the Executive’s employment by the Company belongs to the Company and shall be promptly returned to the Company upon termination of the employment. “Personal property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), and all other proprietary information relating to the business of the Company or any affiliate. Following termination of employment, the Executive will not retain any written or other tangible material containing any proprietary information or Confidential Information (as defined below) of the Company or any affiliate of the Company.
          (b) Upon termination of the employment, the Executive shall be deemed to have resigned from all offices and directorships then held with the Company or any affiliate of the Company.
          (c) The representations and warranties contained herein and the Executive’s obligations and/or agreements under Sections 6, 7, 8, 9, 10 and 11 hereof shall survive termination of the employment and the expiration of this Agreement.
          (d) Any reference to the Company in this Section 6 shall include the Company and any entity that owns, is owned by or is under common ownership with the Company (an “Affiliate”).
     7. Records and Confidential Data.
          (a) The Executive acknowledges that in connection with the performance of his duties during the term of this Agreement, the Company will make available to the Executive, or the Executive will have access to, certain Confidential Information (as defined below) of the Company. The Executive acknowledges and agrees that any and all Confidential Information learned or obtained by the Executive during the course of his employment by the Company or otherwise (including, without limitation, information that the Executive obtained through or in connection with the Executive’s stock ownership in and employment by the Company prior to the date hereof) whether developed by the Executive alone or in conjunction with others or otherwise, shall be and is the property of the Company.
          (b) The Executive shall keep all Confidential Information confidential and will not use such Confidential Information other than in connection with the Executive’s discharge of his duties hereunder. The Executive will safeguard the Confidential Information from unauthorized disclosure. This covenant is not intended to, and does not limit in any way, any of the Executive’s duties or obligations to the Company under statutory or common law not to disclose or to make personal use of the Confidential Information or trade secrets.

          (c) Following the Executive’s termination hereunder, as soon as possible after the Company’s written request, the Executive will return to the Company all written Confidential Information that has been provided to the Executive, and the Executive will destroy all copies of any analyses, compilations, studies or other documents prepared by the Executive or for the Executive’s use containing or reflecting any Confidential Information. Within ten (10) business days of the receipt of such request by the Executive, the Executive shall, upon written request of the Company, deliver to the Company a notarized document certifying that such written Confidential Information has been returned or destroyed in accordance with this Section 7(c).
          (d) For the purposes of this Agreement, “Confidential Information” shall mean all confidential and proprietary information of the Company, including, without limitation, the Company’s marketing strategies, pricing policies or characteristics, customers and customer information, product or product specifications, designs, software systems, cost of equipment, customer lists, business or business prospects, plans, proposals, codes, marketing studies, research, reports, investigations, public relations methods, or other information of similar character. For purposes of this Agreement, the Confidential Information shall not include and the Executive’s obligations under this Section 7 shall not extend to (i) information which is available in the public domain, (ii) information obtained by the Executive from third persons (other than employees of the Company or its affiliates) not under agreement to maintain the confidentiality of the same and (iii) information that is required to be disclosed by law or legal process.
          (e) Any reference to the Company in this Section 7 shall include the Company and its Affiliates.
     8. Assignment of Inventions.
          (a) Definition of Inventions. “Inventions” mean discoveries, developments concepts, ideas, methods, designs, improvements, inventions, formulas, processes, techniques, programs, know-how and data, whether or not patentable or registerable under copyright or similar statutes, except any of the foregoing that (i) is not related to the business of the Company or the Company’s actual or demonstrable research or development, (ii) does not involve the use of any equipment, supplies, facility or Confidential Information of the Company, (iii) was developed entirely on the Executive’s own time, and (iv) does not result from any work performed by the Executive for the Company.
          (b) Assignment. The Executive agrees to and hereby does assign to the Company, without further consideration, all of his right, title and interest in any and all Inventions the Executive may make during the term hereof.
          (c) Duty to Disclose and Assist. The Executive agrees to promptly disclose in writing all Inventions to the Company, and to provide all assistance reasonably requested by the Company in the preservation of the Company’s interests in the Inventions including obtaining patents in any country throughout the world. Such services will be without additional compensation if the Executive is then employed by the Company and for reasonable compensation and subject to his reasonable availability if he is not. If the Company cannot, after reasonable effort, secure the Executive’s signature on any document or documents needed to apply for or prosecute any patent, copyright, or other right or protection relating to an Invention, whether because of his physical or mental incapacity or for any other reason whatsoever, the Executive hereby irrevocably designates and appoints the Company and its duly authorized Officers and agents as his agent and attorney-in-fact, to act for and on his behalf and in his name and stead for the purpose of executing and filing any such application or applications and taking all other lawfully permitted actions to further the prosecution and issuance of patents, copyrights, or similar protections thereon, with the same legal force and effect as if executed by the Executive.
          (d) Ownership of Copyrights. The Executive agrees that any work prepared for the Company which is eligible for United States copyright protection or protection under the Universal Copyright Convention or other such laws or protections including, but not limited to, the Berne Copyright Convention and/or the Buenos Aires Copyright Convention shall be a work made for hire and ownership of all copyrights (including all renewals and extensions) therein shall vest in the Company. If any such work is deemed not to be a work made for hire for any reason, the Executive hereby grants, transfers and assigns all right, title and interest in such work and all copyrights in such work and all renewals and extensions thereof to the Company, and agrees to provide all assistance reasonably requested by the Company in the establishment, preservation and enforcement of the Company’s copyright in such work, such assistance to be provided at the Company’s expense but without any additional compensation to the Executive. The Executive hereby agrees to and does hereby waive the enforcement of all moral rights with respect to the work developed or produced hereunder, including without limitation any and all rights of identification of authorship and any and all rights of approval, restriction or limitation on use or subsequent modifications.
          (e) Litigation. The Executive agrees to render assistance and cooperation to the Company at its request regarding any matter, dispute or controversy with which the Company may become involved and of which the Executive has or may have reason to have knowledge, information or expertise. Such services will be without additional compensation if the Executive is then employed by the Company and for reasonable compensation and subject to his reasonable availability if he is not.
          (f) Construction. Any reference to the Company in this Section 7 shall include the Company and its Affiliates.
     9. Additional Covenants.
          (a) Non-Interference with Customer Accounts. Executive covenants and agrees that (i) during employment and (ii) for a period of twelve (12) months commencing on the Date of Termination, except as may be required by Executive’s employment by the Company, Executive shall not directly or indirectly, personally or on behalf of any other person, business, corporation, or entity, contact or do business with any customer of the Company with respect to any product, business activity or service which is competitive with any product, business, activity or service of the type sold or provided by the Company.
          (b) Non-Competition. In consideration of and in connection with the benefits provided to the Executive under this Agreement and in order to protect the goodwill of the Company, the Executive hereby agrees that if the Executive’s employment is terminated, then, unless the Company otherwise agrees in writing, for a period of twelve (12) months commencing on the Date of Termination, the Executive shall not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with any entity engaged in a business which sells, in competition with the Company and its affiliates, the same type of products as sold by the Company, including without limitation glass tableware, ceramic dinnerware, metal flatware and plastic supplies to the foodservice industry other than as a shareholder or beneficial owner owning five percent (5%) or less of the outstanding securities of a public company. Without limiting the foregoing, currently the following business operations among others sell, in competition with the Company and its affiliates, the same type of products as sold by the Company and its affiliates: Anchor Hocking; Arc International and its affiliate Cardinal International, Inc.; Oneida Ltd.; and any glass tableware manufacturer, seller or importer for Bormioli Rocco Casa SpA, for the Kedaung group of companies of Indonesia or for the Sisecam group of companies of Turkey including Pasabahce.
          (c) No Diversion. The Executive covenants and agrees that in addition to the other Covenants set forth in this Section 9, (i) during his employment and (ii) for a period of twelve (12) months following his Date of Termination, Executive shall not divert or attempt to divert or take advantage of or attempt to take advantage of any actual or potential business opportunities of the Company (e.g., joint ventures, other business combinations, investment opportunities, potential investors in the Company, and other similar opportunities) of which the Executive became aware as a result of his employment with the Company.
          (d) Non-Recruitment. The Executive acknowledges that the Company has invested substantial time and effort in assembling its present workforce. Accordingly, the Executive covenants and agrees that during employment and for period of twelve (12) months commencing on the Date of Termination, the Executive shall not either for the Executive’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venture owner or shareholder or otherwise on behalf of any other person, firm or corporation directly or indirectly entice, solicit, attempt to solicit, or seek to induce or influence any Officer or employee of the Company to leave his or her employment with the Company or to offer employment to any person who on or during the six (6) month period immediately preceding the date of such solicitation or offer was an employee of the Company; provided, however, that this Section 9(d) shall not be deemed to be breached with respect to an employee or former employee of the Company who responds to a general advertisement seeking employment or who otherwise initiates contact for the purpose of seeking employment.
          (e) Non-Disparagement. Executive covenants and agrees that during the Executive’s employment and for period of twelve (12) months commencing on the Date of Termination, Executive shall not induce or incite claims of discrimination, wrongful discharge, or any other claims against the Company or any of its directors, Officers, employees or equity holders, by any other persons, executives or entities, and the Executive shall not undertake any harassing or disparaging conduct directed at the Company or any of its directors, Officers, employees or equity holders, other than such statements made as part of testimony compelled by law or legal process.
          (f) Remedies. The Executive acknowledges that should the Executive violate any of the covenants contained in Sections 6, 7, 8 or 9 hereof (collectively, the “Covenants”), it would be difficult to determine the resulting damages to the Company and, in addition to any other remedies it may have, the Company shall be entitled to (i) temporary injunctive relief without being required to post a bond, (ii) permanent injunctive relief without the necessity of proving actual damage and (iii) forfeiture of all benefits otherwise payable to or for the account of the Executive under Sections 5(b)(ii), (iii), (iv) and (v) following the violation. The Executive shall be liable to pay all costs including reasonable attorneys’ fees which the

Company may incur in enforcing or defending, to any extent, these Covenants, whether or not litigation is actually commenced and including litigation of any appeal taken or defended by the Company, where the Company succeeds in enforcing any part of these Covenants. The Company may elect to seek one or more of these remedies at its sole discretion on a case by case basis. Failure to seek any or all remedies in one case does not restrict the Company from seeking any remedies in another situation. Such action by the Company shall not constitute a waiver of any of its rights.
          (g) Severability and Modification of any Unenforceable Covenant. It is the parties’ intent that each of the Covenants be read and interpreted with every reasonable inference given to its enforceability. However, it is also the parties’ intent that if any term, provision or condition of the Covenants is held to be invalid, void or unenforceable, the remainder of the provisions thereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Finally, it is also the parties’ intent that if it is determined any of the Covenants are unenforceable because of over breadth, then the covenants shall be modified so as to make it reasonable and enforceable under the prevailing circumstances.
          (h) Tolling. If the Executive breaches any Covenant, the running of the period of restriction shall be automatically tolled and suspended for the amount of time that the breach continues, and shall automatically recommence when the breach is remedied so that the Company shall receive the benefit of the Executive’s compliance with the Covenants. This paragraph shall not apply to any period for which the Company is awarded and receives actual monetary damages for breach by the Executive of a Covenant with respect to which this paragraph applies.
          (i) Construction. Any reference to the Company in this Section 9 shall include the Company and its affiliates.
     10. No Assignment. This Agreement and the rights and duties hereunder are personal to the Executive and shall not be assigned, delegated, transferred, pledged or sold by the Executive without the prior written consent of the Company. The Executive hereby acknowledges and agrees that the Company may assign, delegate, transfer, pledge or sell this Agreement and the rights and duties hereunder (a) to an affiliate of the Company or (b) to any third party in connection with (i) the sale of all or substantially all of the assets of the Company or (ii) a stock purchase, merger, or consolidation involving the Company. This Agreement shall inure to the benefit of and be enforceable by the parties hereto, and their respective heirs, personal representatives, successors and assigns.
     11. Miscellaneous Provisions.
          (a) Payment of Taxes. Except as specifically provided for in this Agreement, to the extent that any taxes become payable by the Executive by virtue of any payments made or benefits conferred by the Company, the Company shall not be liable to pay or obligated to reimburse the Executive for any such taxes or to make any adjustment under this Agreement. Any payments otherwise due under this Agreement to the Executive, including, but not limited to, the base salary and any bonus compensation shall be reduced by any required withholding for federal, state and/or local taxes and other appropriate payroll deductions.
          (b) Notices. All notices and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made (i) if delivered personally or (ii) after the expiration of five days from the date upon which such notice was mailed from within the United States by certified mail, return receipt requested, postage prepaid, (iii) upon receipt by prepaid telegram or facsimile transmission (with written confirmation of receipt) or (iv) after the expiration of the second business day following deposit with an overnight delivery service. All notices given or made pursuant hereto shall be so given or made to the parties at the following addresses:
If to the Executive:
Gregory T. Geswein
2649 Forestvale Road
Toledo, OH 43615
If to the Company:
Libbey Inc.
300 Madison Avenue
P.O. Box 10060
Toledo, Ohio 43604
Facsimile: (419) 325-2585
Attention: Secretary
The address of any party hereto may be changed by a notice in writing given in accordance with the provisions hereof.
          (c) Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be severed and enforced to the extent possible or modified in such a way as to make it enforceable, and the invalidity, illegality or unenforceability thereof shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement.
          (d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts executed in and to be performed entirely within that state, except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters, the law of the jurisdiction under which the respective entity derives its powers shall govern. The parties irrevocably agree that all actions to enforce an arbitrator’s decision pursuant to Section 11(l) of this Agreement shall be instituted and litigated only in federal, state or local courts sitting in Toledo, Ohio and each of such parties hereby consents to the exclusive jurisdiction and venue of such court and waives any objection based on forum non conveniens.
          (e) Waiver of Jury Trial. The parties hereby waive, release and relinquish any and all rights they may have to a trial by jury with RESPECT to any actions TO ENFORCE AN ARBITRATOR’S DECISION PURSUANT TO SECTION 11(l) OF THIS AGREEMENT.
          (f) Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

          (g) Entire Understanding. This Agreement including all Exhibits and Recitals hereto which are incorporated herein by this reference, together with the other agreements and documents being executed and delivered concurrently herewith by the Executive, the Company and certain of its affiliates, constitute the entire understanding among all of the parties hereto and supersedes any prior understandings and agreements, written or oral, among them respecting the subject matter within.
          (h) Limitation on Liabilities. If the Executive is awarded any damages as compensation for any breach of this Agreement or a breach of any covenant contained in this Agreement (whether express or implied by either law or fact), such damages shall be limited to contractual damages (including reasonable attorneys’ fees) and shall exclude (i) punitive damages and (ii) consequential and/or incidental damages (e.g., lost profits and other indirect or speculative damages). The maximum amount of damages that the Executive may recover for any reason shall be all amounts owed (but not yet paid) to the Executive pursuant to this Agreement.
          (i) Pronouns and Headings. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof wherever the context and facts require such construction. The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.
          (j) Amendment. Except as set forth in Sections 9(g) and 11(c) above, this Agreement shall not be changed or amended unless in writing and signed by both the Executive and the Chairman of the Board of Directors or unless amended by the Company in any manner provided that the rights and benefits of the Executive shall not be diminished by any amendment made by the Company without the Executive’s written consent to such amendment.
          (k) Advice of Counsel. The Executive acknowledges (i) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (ii) that he has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.
          (l) Arbitration. Notwithstanding anything herein to the contrary, in the event that there shall be a dispute among the parties arising out of or relating to this Agreement, or the breach thereof, the parties agree that such dispute shall be resolved by final and binding arbitration in Toledo, Ohio, administered by the American Arbitration Association (the “AAA”), in accordance with AAA’s Employment ADR Rules. The arbitrator’s decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties. The arbitrator shall have the power to grant temporary, preliminary and permanent relief, including without limitation, injunctive relief and specific performance. The arbitrator’s fees and expenses shall be paid by the Company.
          (m) Attorney’s Fees. If any arbitration or other proceeding, including without limitation any hearing before the Board, any arbitration proceeding, any proceeding to enforce an arbitration award, any legal action and any appeal, is brought by one party against the other relating to, or in connection with this Agreement, the Company shall reimburse the Executive reasonable attorneys’ fees and other costs within a reasonable time after the same are incurred in addition to any other relief to which the Executive may be entitled.

          (n) Effect on Other Agreements. It is the intention of the parties hereto and thereto that this Agreement provide benefits that are not otherwise provided by the Letter Agreement dated as of December 31, 2008, between the Executive and the Company (the “Letter Agreement”), which provides to the Executive certain benefits in connection with a Change in Control (as defined in the Letter Agreement). If the Executive’s employment is terminated prior to, or the two (2) year period following, a Change in Control and the Executive is entitled to benefits under the Letter Agreement as a result of or in connection with his termination of employment, then the Executive shall not be entitled to benefits under this Agreement in connection with his termination of employment.
          (o) Coordination with Deferred Compensation Plans. If and to the extent that the Executive has elected, pursuant to the Executive Savings Plan (“ESP”), the Executive Deferred Compensation Plan (“DCP”) or any other non-qualified deferred compensation plan (such plans being referred to as “deferred compensation plans”), to defer receipt of any of compensation, including without limitation any performance-based Equity Compensation or other Equity-Based Compensation (as defined in the DCP), the terms of the applicable deferred compensation plan shall govern as to the events upon which compensation that is subject to a deferral election is distributed to the Executive and the timing of any such distribution. However, the terms of this Agreement or, in the case of a termination of the Executive’s employment in connection with a Change in Control, the Letter Agreement, shall govern as to whether (and, if so, the extent to which) amounts, including without limitation annual incentive compensation, performance-based Equity Compensation and other Equity-Based Compensation, that are subject to deferral elections have been earned or deemed earned at the time of any distribution event contemplated by the relevant deferred compensation plan.
          (p) Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code. This Agreement will be administered in a manner consistent with this intent. References to Section 409A of the Code will include any proposed, temporary or final regulation, or any other formal guidance, promulgated with respect to such section by the U.S. Department of Treasury or the Internal Revenue Service.
     IN WITNESS WHEREOF, this Agreement has been executed as of the date and year first above written.

LIBBEY INC.

By:

Name:	Susan A. Kovach
Title:	Vice President, General Counsel & Secretary

Name: Gregory T. Geswein

SCHEDULE 1
1.	Base salary of the Executive as of the date of this Agreement and subsequent revisions.

2.	The Executive shall be eligible to participate in the following benefit plans and programs of the Company:
a.	The annual performance incentive compensation plan for corporate Officers (currently the “Senior Management Incentive Plan”). The target percentage for an Executive’s participation shall be the target percentage currently in effect for the position as of the date of this Agreement (namely, 60% of annual base salary) and any subsequent revisions.

b.	The long term incentive compensation plan (currently the Libbey Inc. Long Term Incentive Compensation Plan). The target percentage for an Executive’s participation shall be the target percentage currently in effect for the position as of the date of this Agreement (namely, 80% of annual base salary) and any subsequent revisions.

c.	Stock option and equity participation plan (currently the 2006 Omnibus Incentive Plan of Libbey Inc.)

d.	Libbey Inc. Retirement Savings Plan

e.	Financial Investment Counseling

f.	Executive Physical

g.	Executive Deferred Compensation Plan

h.	Such other benefit plans and arrangements as the Company provides, from time to time, to salaried employees generally

EXHIBIT A
GENERAL RELEASE AND WAIVER OF CLAIMS
          The undersigned, ___resident of the State of ___(“Releasor”), in accordance with and pursuant to the terms of Section 5(d) of the Amended and Restated Employment Agreement (the “Agreement”), dated as of December 31, 2008, between Libbey Inc., a Delaware corporation (the “Company”), and Releasor, and the consideration therein provided, except as set forth herein, hereby remises, releases and forever discharges and covenants not to sue, and by these presents does for Releasor and Releasor’s legal representatives, trustees, beneficiaries, heirs and assigns (Releasor and such persons referred to herein, collectively, as the “Releasing Parties”) hereby remise, release and forever discharge and covenant not to sue the Company and its affiliates and the respective Officers, directors, employees, equity holders, agent and representatives of each of them and all of their respective successor and assigns (each a “Released Party” and collectively, the “Released Parties”), of and from any and all manner of actions, proceedings, claims, causes of action, suits, promises, damages, judgments, executions, claims and demands, of any nature whatsoever, and of every kind and description, choate and inchoate, known or unknown, at law or in equity (collectively, “Claims”), which the Releasing Parties, or any of them, now have or ever had, or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever, against the Released Parties, and each of them, from the beginning of time to the date hereof;
     (i) arising from Releasor’s employment, compensation, commissions, deferred compensation plans, insurance, stock ownership, stock options, employee benefits, and other terms and conditions of employment or employment practices of the Company under federal, state or local law or regulation, including, but not limited to the Employee Retirement Income Security Act of 1974, as amended;
     (ii) relating to the termination of Releasor’s employment or the circumstances surrounding thereof based on any contract, tort, whistleblower, personal injury, retaliatory, wrongful discharge or any other theory under any federal, state or local constitution, law, regulation, common law or otherwise; (iii) relating to payment of any attorneys’ fees incurred by Releasor; and
     (iv) based on any alleged discrimination on the basis of race, color, religion, sex, age, national origin, handicap, disability or another category protected by any federal, state or local law or regulation, including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Fair Labor Standards Act, the Older Workers Benefit Protection Act of 1990, or Executive Order 11246 (as any of these laws or orders may have been amended) or any other similar federal, state or local labor, employment or anti-discriminatory laws..
          Notwithstanding any other provision of this General Release and Waiver of Claims, Releasor does not release or waive Releasor’s rights and Claims against the Company arising out of, or related to, the obligations of the Company pursuant to the Agreement, Claims for Releasor’s vested benefits under any pension plan, retirement plan and savings plan, rights under any equity participation plan and stock purchase plan and rights to continuation of

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medical care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 and any similar state law.
          Releasor represents and warrants on behalf of the Releasing Parties that there has been, and there will be, no assignment or other transfer of any right or interest in any Claims which Releasor has or may have against the Released Parties, and Releasor hereby agrees to indemnify and hold each Released Party harmless from any Claims, costs, expenses and attorney’s fees directly or indirectly incurred by any of the Released Parties as a result of any person asserting any right or interest pursuant to his, her or its assignment or transfer of any such right or interest.
          Releasor agrees that if any Releasing Party hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder, or in any manner asserts against any Released Party any of the Claims released hereunder, then Releasor will pay to such Released Party, in addition to any all damages and compensation, direct or indirect, all attorney’s fees incurred in defending or otherwise responding to such suit or Claims.
          Releasor acknowledges that (i) Releasor has received the advice of legal counsel in connection with this General Release and Waiver of Claims, (ii) Releasor has read and understands that this is a General Release and Waiver of Claims, and (iii) Releasor it intends to be legally bound by the same.
          Releasor acknowledges that Releasor has been given the opportunity to consider this Release for twenty-one (21) days and has been encouraged and given the opportunity to consult with legal counsel of Releasor’s choosing before signing it. Releasor understands that Releasor shall have seven (7) days from the date on which Releasor executes this General Release and Waiver of Claims (as indicated by the date below his signature) to revoke Releasor’s signature and agreement to be bound hereby by providing written notice of revocation to the Company within such seven (7) day period. Releasor further understands and acknowledges this Release shall become effective, if not sooner revoked, on the eighth day after the execution hereof by Releasor (the “Effective Date”).
          IN WITNESS WHEREOF, Releasor has executed and delivered this General Release and Waiver of Claims on behalf of the Releasing Parties as of the day and year set forth below.
Dated: _______, 20___.

RELEASOR:

Name:

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